As filed with the Securities and Exchange Commission on March 17, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CervoMed Inc.

(Exact name of registrant as specified in its charter)

Delaware	30-0645032
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

20 Park Plaza, Suite 424

Boston, MA 02116

(Address of Principal Executive Offices)

CervoMed Inc. 2015 Equity Incentive Plan, as amended

Non-Qualified Stock Option Inducement Awards

(Full title of the plan)

John Alam, M.D.

President & Chief Executive Officer

CervoMed Inc.

20 Park Plaza, Suite 424

Boston, MA 02116

(Name and address of agent for service)

(617) 744-4400

(Telephone number, including area code, of agent for service)

Copies to:

William C. Hicks

Jason S. McCaffrey

Mintz Levin Cohn Ferris Glovsky &

Popeo, P.C.

One Financial Center

Boston, MA 02111

(617) 542-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement has been filed by CervoMed Inc. (the “Registrant,” “CervoMed,” “we,” “us” or “our”), with the United States Securities and Exchange Commission (the “Commission”) to register 348,109 additional shares of common stock, par value $0.001 per share (“common stock”) to be offered under the Registrant’s 2015 Equity Incentive Plan, as amended (the “2015 Plan”), all of which are related to an automatic increase in the number of shares reserved for issuance under the 2015 Plan on January 1, 2025 pursuant to Section 4.1(a) and certain other provisions related thereto.

This Registration Statement, relates to securities of the same class as those that were previously registered by the Registrant on the Registrant's registration statements on Form S-8 filed with the Commission on each of August 14, 2015 (Registration No. 333-206408), May 17, 2017 (Registration No. 333-218060), August 10, 2018 (Registration No. 333-226782), August 20, 2019 (Registration No. 333-233381), May 13, 2020 (Registration No. 333-238233), August 12, 2021 (Registration No. 333-258760), August 12, 2022 (Registration No. 333-266827), September 29, 2023 (Registration No. 333-274785), and August 9, 2024 (Registration No. 333-281455) (collectively, the “Previous Registration Statements”). Pursuant to General Instruction E to Form S-8 regarding registration of additional securities, the entire contents of the Previous Registration Statements are hereby incorporated herein by reference.

In addition, this Registration Statement is filed to register an aggregate of 71,712 shares of the Registrant’s common stock that may be issued upon exercise of previously announced non-qualified stock option inducement awards (the “Inducement Awards”), granted to five employees on November 7, 2024 (three awards) and December 6, 2024 (two awards), each in accordance with Nasdaq Listing Rule 5635(c)(4) as an inducement material to each such person entering into employment with the Registrant.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Commission, the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of the Registrant’s common stock pursuant to the 2015 Plan and the Inducement Awards. The documents containing the information specified in Part I will be delivered to the participants in the 2015 Plan and the Inducement Awards covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, CervoMed Inc. is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Commission on March 17, 2025;

(b)	The Registrant’s Current Reports on Form 8-K as filed with the Commission on January 31, 2025, and March 10, 2025; and

(c)

The description of the Registrant’s common stock included in the description of securities filed as Exhibit 4.10 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Commission on March 17, 2025, as such description has been amended, and any amendment or report the Registrant may file with the Commission for the purpose of updating such description.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”) (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145(a) of the Delaware General Corporation Law (“DGCL”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of the corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted with respect to any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Article V of the Registrant’s certificate of incorporation, as amended, provides for indemnification of its directors and officers, and Article X of its bylaws, as amended, provides for indemnification of its directors, officers, employees and other agents, to the maximum extent permitted by the DGCL. The Registrant has entered into indemnification agreements with its officers and directors. In addition, the Registrant maintains a policy providing directors’ and officers’ liability insurance.

Section 102 of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability:

●	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

●	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	for acts related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

●	for any transaction from which the director derived an improper personal benefit.

The Registrant’s certificate of incorporation, as amended, and bylaws, as amended, include such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the Registrant upon delivery to the Registrant of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Registrant.

Additionally, on August 16, 2023, the Registrant completed its business combination with EIP Pharma, Inc. (“EIP”) in accordance with the terms of the Agreement and Plan of Merger, dated as of March 30, 2023, by and among the Registrant, Dawn Merger Sub, Inc., a wholly owned subsidiary of the Registrant (“Merger Sub”) and EIP (the “Merger Agreement”), pursuant to which Merger Sub merged with and into EIP, with EIP surviving the merger as a wholly owned subsidiary of the Registrant (the “Merger”). Pursuant to the terms of the Merger Agreement, from the effective time of the Merger (the “Effective Time”) through the sixth anniversary of the date on which the Effective Time occurred, the Registrant must indemnify and hold harmless each person was at the Effective Time, or had been at any time prior to the date thereof, or who became prior to the Effective Time, a director or officer of the Registrant or EIP, respectively, against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation to the fullest extent permitted under the DGCL. Each such person is also entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation, provided that such person provides an undertaking required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification. From and after the Effective Time, the Registrant is required to maintain directors’ and officers’ liability insurance policies, with an effective date as of the closing date of the Merger, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to the Registrant. In addition, the Registrant was required to purchase, prior to the Effective Time, a six-year prepaid “tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of the Registrant’s then-existing directors’ and officers’ insurance policies with terms, conditions, retentions and limits of liability that are no less favorable than the current directors’ and officers’ liability insurance policies maintained by the Registrant.

Further, pursuant to the terms of the Merger Agreement, the provisions of the certificate of incorporation, as amended, and bylaws, as amended, of the Registrant with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Registrant shall not be amended, modified or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers and directors of the Registrant, unless such modification is required by applicable law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Reference is made under this Item 8 to the exhibit list below, included in this Registration Statement.

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Date	Number	Filed Herewith

4.1	Certificate of Incorporation, as amended.	10-K	3/24/2023	3.1
4.1	Certificate of Amendment, dated August 16, 2023 to the Certificate of Incorporation, as amended, to implement the Reverse Stock Split.	8-K	8/17/2023	3.3
4.1	Certificate of Amendment, dated August 16, 2023 to the Certificate of Incorporation, as amended, to implement the name change.	8-K	8/17/2023	3.4
4.2	Bylaws, as amended, of CervoMed Inc.	8-K	8/17/2023	3.5
5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.				X
23.1	Consent of RSM US, LLP, independent registered public accounting firm.				X
23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1).				X
24.1	Power of Attorney (included on the signature page of this Registration Statement).				X
99.1#	CervoMed Inc. 2015 Equity Incentive Plan.	DEF 14A	6/10/2016	Appendix C
99.2#	Amendment No. 1 to CervoMed Inc. 2015 Equity Incentive Plan.	DEF 14A	6/10/2016	Appendix B
99.3#	Form of Stock Option Award Agreement under 2015 Equity Incentive Plan.	10-K	3/17/2021	10.7
99.4#	Form of Inducement Non-Qualified Stock Option Agreement.	10-K	3/17/2025	10.10
107	Calculation of Filing Fee Table.				X

# Indicates management contract or compensatory plan.

Item 9. Undertakings.

1.	The Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts, on the 17th day of March, 2025.

CERVOMED INC.
By:	/s/ John Alam, MD
John Alam, MD
President & Chief Executive Officer

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of John Alam, MD and William Elder as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John Alam, MD	President, Chief Executive Officer and Director	March 17, 2025
John Alam, MD	(Principal Executive Officer)

/s/ William Elder	Chief Financial Officer and General Counsel	March 17, 2025
William Elder	(Principal Financial Officer and Principal Accounting Officer)

/s/ Joshua S. Boger, Ph.D	Chair of the Board of Directors	March 17, 2025
Joshua S. Boger, Ph.D

/s/ Robert J. Cobuzzi, Ph.D	Director and Chief Operating Officer	March 17, 2025
Robert J. Cobuzzi, Ph.D

/s/ Sylvie Grégoire, PharmD.	Director	March 17, 2025
Sylvie Grégoire, PharmD.

/s/ Jane Hollingsworth, JD	Director	March 17, 2025
Jane Hollingsworth, JD

/s/ Jeff Poulton	Director	March 17, 2025
Jeff Poulton

/s/ Marwan Sabbagh, MD	Director	March 17, 2025
Marwan Sabbagh, MD

/s/ Frank Zavrl	Director	March 17, 2025
Frank Zavrl